Western New England Bancorp, Inc. 8-K

Exhibit 99.1

For further information contact:

James C. Hagan, President and CEO

Guida R. Sajdak, Executive Vice President and CFO

Meghan Hibner, First Vice President and Investor Relations Officer

413-568-1911

WESTERN NEW ENGLAND BANCORP, INC. REPORTS RESULTS FOR THREE MONTHS AND

YEAR ENDED DECEMBER 31, 2024 AND DECLARES QUARTERLY CASH DIVIDEND

Westfield, Massachusetts, January 28, 2025: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced today the unaudited results of operations for the three and twelve months ended December 31, 2024. For the three months ended December 31, 2024, the Company reported net income of $3.3 million, or $0.16 per diluted share, compared to net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023. On a linked quarter basis, net income was $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024, as compared to net income of $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024. For the twelve months ended December 31, 2024, net income was $11.7 million, or $0.56 per diluted share, compared to net income of $15.1 million, or $0.70 per diluted share, for the twelve months ended December 31, 2023.

The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock. The dividend will be payable on or about February 26, 2025 to shareholders of record on February 12, 2025.

James C. Hagan, President and Chief Executive Officer, commented, “I am pleased to report the results for the fourth quarter of 2024. Our strong, diversified, core deposit base was integral in effectively managing our funding costs over the last two years during a rising rate environment. Our disciplined approach to managing our funding costs resulted in an increase in net interest income for the second consecutive quarter in 2024.

As we continue to manage the balance sheet, we remain focused on identifying initiatives to mitigate top line pressures and improve efficiencies over the Company’s long-term. In 2024, total deposits increased $118.9 million, or 5.6%, and core deposits represented 68.9% of total deposits as compared to 2023. The loan-to-deposit ratio decreased to 91.5%. We continue to focus on extending credit within our markets and servicing the needs of our existing customer base while ensuring new opportunities present the appropriate levels of risk and return.

Our asset quality remains strong, with nonaccrual loans at 0.26% of total loans, and classified loans, which we define as special mention and substandard loans, at 1.9% of total loans as of December 31, 2024. Our loan portfolio continues to perform well and we continue to proactively identify and manage credit risk within the loan portfolio, consistent with our prudent credit culture.

The Company is considered to be well-capitalized and we remain disciplined in our capital management strategies. During the twelve months ended December 31, 2024, we repurchased 934,282 shares of the Company’s common stock at an average price per share of $7.94. We continue to believe that buying back shares represents a prudent use of the Company’s capital. We are pleased to be able to continue to return value to shareholders through share repurchases. Although the banking environment has been challenged, our capital management strategies have been critical to sustaining growth in book value per share, which increased to $11.30, while tangible book value per share, a non-GAAP financial measure, increased $0.33, or 3.2%, to $10.63 at December 31, 2024.”

Hagan concluded, “Over the last few years, the banking industry as a whole experienced challenging headwinds, however, our team remains focused on serving our customers and supporting our community. Our commitment to strong capital and liquidity levels gives us a strong foundation to take advantage of opportunities in the markets we serve and to enhance shareholder value in the long term.”

Key Highlights:

Loans and Deposits

Total loans increased $42.9 million, or 2.1%, from $2.0 billion at December 31, 2023 to $2.1 billion at December 31, 2024. Residential real estate loans, including home equity loans, increased $53.5 million, or 7.4%, commercial real estate loans decreased $4.0 million, or 0.4%, commercial and industrial loans decreased $5.7 million, or 2.7%, and consumer loans decreased $1.1 million, or 19.8%.

Total deposits increased $118.9 million, or 5.6%, from $2.1 billion at December 31, 2023 to $2.3 billion at December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $26.7 million, or 1.7%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.6 billion, or 68.9% of total deposits, at December 31, 2024. Time deposits increased $92.2 million, or 15.1%, from $611.4 million at December 31, 2023 to $703.6 million at December 31, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024 and at December 31, 2023. The loan-to-deposit ratio decreased from 94.6% at December 31, 2023 to 91.5% at December 31, 2024.

Liquidity

The Company’s liquidity position remains strong with solid core deposit relationships, cash, unencumbered securities, a diversified deposit base and access to diversified borrowing sources. At December 31, 2024, the Company had $1.1 billion in immediately available liquidity, compared to $643.6 million in uninsured deposits, or 28.4% of total deposits, representing a coverage ratio of 171.8%.

Uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep account or a reciprocal time deposit through the Certificate of Deposit Account Registry System. IntraFi allows for up to $250.0 million per customer of pass-through FDIC insurance, which would more than cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance.

Allowance for Credit Losses and Credit Quality

At December 31, 2024, the allowance for credit losses was $19.5 million, or 0.94% of total loans and 362.9% of nonperforming loans, compared to $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans, at December 31, 2023. At December 31, 2024, nonperforming loans totaled $5.4 million, or 0.26% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. Total delinquent loans decreased $1.0 million, or 16.7%, from $6.0 million, or 0.30% of total loans, at December 31, 2023 to $5.0 million, or 0.24% of total loans, at December 31, 2024. At December 31, 2024 and December 31, 2023, the Company did not have any other real estate owned.

Net Interest Margin

The net interest margin was 2.41% for the three months ended December 31, 2024, compared to 2.40% for the three months ended September 30, 2024. The net interest margin, on a tax-equivalent basis, was 2.43% for the three months ended December 31, 2024, compared to 2.42% for the three months ended September 30, 2024.

Stock Repurchase Program

On May 22, 2024, the Board of Directors authorized a new stock repurchase plan (the “2024 Plan”) under which the Company may repurchase up to 1.0 million shares, or approximately 4.6%, of the Company’s then-outstanding shares of common stock.

During the three months ended December 31, 2024, the Company repurchased 220,000 shares of common stock under the 2024 Plan, with an average price per share of $9.00. During the twelve months ended December 31, 2024, the Company repurchased 934,282 shares of common stock under the 2024 Plan and the previously existing share repurchase plan, as applicable, with an average price per share of $7.94. As of December 31, 2024, there were 472,318 shares of common stock available for repurchase under the 2024 Plan.

The repurchase of shares under the stock repurchase program is administered through an independent broker. The shares of common stock repurchased under the 2024 Plan have been and will continue to be purchased from time to time at prevailing market prices, through open market or privately negotiated transactions, or otherwise, depending upon market conditions. There is no guarantee as to the exact number, or value, of shares that will be repurchased by the Company, and the Company may discontinue repurchases at any time that the Company’s management (“Management”) determines additional repurchases are not warranted. The timing and amount of additional share repurchases under the 2024 Plan will depend on a number of factors, including the Company’s stock price performance, ongoing capital planning considerations, general market conditions, and applicable legal requirements.

Book Value and Tangible Book Value

The Company’s book value per share was $11.30 at December 31, 2024, compared to $10.96 at December 31, 2023, while tangible book value per share, a non-GAAP financial measure, increased $0.33, or 3.2%, from $10.30 at December 31, 2023 to $10.63 at December 31, 2024. See pages 20-22 for the related tangible book value calculation and a reconciliation of GAAP to non-GAAP financial measures.

Net Income for the Three Months Ended December 31, 2024 Compared to the Three Months Ended September 30, 2024

The Company reported an increase in net income of $1.4 million, or 72.7%, from $1.9 million, or $0.09 per diluted share, for the three months ended September 30, 2024, to $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024. Net interest income increased $545,000, or 3.7%, the provision for credit losses decreased $1.7 million, non-interest income increased $113,000, or 3.6%, and non-interest expense increased $520,000, or 3.6%. Return on average assets and return on average equity were 0.49% and 5.48%, respectively, for the three months ended December 31, 2024, compared to 0.29% and 3.19%, respectively, for the three months ended September 30, 2024.

Net Interest Income and Net Interest Margin

On a sequential quarter basis, net interest income, our primary driver of revenues, increased $545,000, or 3.7%, to $15.3 million for the three months ended December 31, 2024, from $14.7 million for the three months ended September 30, 2024. The increase in net interest income was primarily due to an increase in interest income of $746,000, or 2.7%, partially offset by an increase in interest expense of $201,000, or 1.5%.

The net interest margin was 2.41% for the three months ended December 31, 2024, compared to 2.40% for the three months ended September 30, 2024. The net interest margin, on a tax-equivalent basis, was 2.43% for the three months ended December 31, 2024, compared to 2.42% for the three months ended September 30, 2024. During the three months ended December 31, 2024 and during the three months ended September 30, 2024, the Company had a fair value hedge which contributed to an increase in the net interest margin of one basis point for the three months ended December 31, 2024, compared to an increase of seven basis points during the three months ended September 30, 2024. Excluding the interest income attributed to the fair value hedge, the net interest margin increased seven basis points from 2.33% for the three months ended September 30, 2024 to 2.40% for the three months ended December 31, 2024, respectively. The fair value hedge matured in October of 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.52% for the three months ended December 31, 2024, compared to 4.54% for the three months ended September 30, 2024. Excluding the impact of the fair value hedge discussed above, the average yield on interest-earnings assets, without the impact of tax-equivalent adjustments, increased four basis points to 4.51% during the three months ended December 31, 2024, compared to 4.47% during the three months ended September 30, 2024. The average loan yield, without the impact of tax-equivalent adjustments, was 4.86% for the three months ended December 31, 2024, compared to 4.90% for the three months ended September 30, 2024. Excluding the impact of the fair value hedge discussed above, the average yield on loans, without the impact of tax-equivalent adjustments, increased two basis points to 4.84% during the three months ended December 31, 2024, compared to 4.82% during the three months ended September 30, 2024. During the three months ended December 31, 2024, average interest-earning assets increased $75.8 million, or 3.1% to $2.5 billion, primarily due to an increase in average loans of $24.2 million, or 1.2%, an increase in average short-term investments, consisting of cash and cash equivalents, of $44.8 million, or 139.7%, and an increase in average securities of $6.8 million, or 1.9%.

The average cost of total funds, including non-interest bearing accounts and borrowings, decreased four basis points from 2.24% for the three months ended September 30, 2024 to 2.20% for the three months ended December 31, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased five basis points to 0.98% for the three months ended December 31, 2024, from 0.93% for the three months ended September 30, 2024. The average cost of time deposits decreased 13 basis points from 4.44% for the three months ended September 30, 2024, to 4.31% for the three months ended December 31, 2024. The average cost of borrowings, including subordinated debt, decreased one basis point from 5.05% for the three months ended September 30, 2024 to 5.04% for the three months ended December 31, 2024. Average demand deposits, an interest-free source of funds, increased $20.0 million, or 3.6%, from $559.2 million, or 25.7% of total average deposits, for the three months ended September 30, 2024, to $579.2 million, or 25.6% of total average deposits, for the three months ended December 31, 2024.

Provision for (Reversal of) Credit Losses

During the three months ended December 31, 2024, the Company recorded a reversal of credit losses of $762,000, compared to a provision for credit losses of $941,000 during the three months ended September 30, 2024. The provision for credit losses includes a reversal of credit losses on loans of $553,000 and a reversal of credit losses on unfunded loan commitments of $209,000. The reversal of credit losses on loans was due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology as well as changes in the loan portfolio mix. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. The decrease in reserves on unfunded loan commitments was due to an decrease in commercial real estate unfunded loan commitments of $19.5 million, or 10.0%, from $195.3 million at September 30, 2024 to $175.8 million at December 31, 2024. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

During the three months ended December 31, 2024, the Company recorded net recoveries of $128,000, compared to net charge-offs of $98,000 for the three months ended September 30, 2024.

Non-Interest Income

On a sequential quarter basis, non-interest income increased $113,000, or 3.6%, to $3.3 million for the three months ended December 31, 2024, from $3.1 million for the three months ended September 30, 2024. During the three months ended December 31, 2024, service charges and fees on deposits decreased $40,000, or 1.7%, to $2.3 million from the three months ended September 30, 2024. Income from bank-owned life insurance (“BOLI”) increased $16,000, or 3.4%, from the three months ended September 30, 2024 to $486,000 for the three months ended December 31, 2024. During the three months ended December 31, 2024, the Company reported $187,000 in other income from loan-level swap fees on commercial loans, compared to $74,000 during the three months ended September 30, 2024. During the three months ended December 31, 2024, the Company reported a loss of $11,000 from mortgage banking activities, compared to income from mortgage banking activities of $246,000, during the three months ended September 30, 2024. During the three months ended December 31, 2024, the Company reported unrealized losses on marketable equity securities of $9,000, compared to unrealized gains of $10,000, during the three months ended September 30, 2024. During the three months ended December 31, 2024, the Company reported gains on non-marketable equity investments of $300,000 and did not have comparable income during the three months ended September 30, 2024.

Non-Interest Expense

For the three months ended December 31, 2024, non-interest expense increased $520,000, or 3.6%, to $14.9 million from $14.4 million for the three months ended September 30, 2024. Salaries and related benefits increased $317,000, or 3.9%, primarily related to incentive compensation accrual adjustments due to revised payout estimates and an increase in health insurance benefits. FDIC insurance expense increased $51,000, or 15.1%, occupancy expense increased $39,000, or 3.2%, primarily due to snow removal costs of $47,000, advertising expense increased $39,000, or 14.4%, data processing expense increased $31,000, or 3.6%, software expenses increased $30,000, or 4.9%, furniture and equipment expense increased $22,000, or 4.6%, and other non-interest expense increased $116,000, or 8.8%. These increases were partially offset by a decrease in professional fees of $69,000, or 12.8%, and a decrease in debit card processing and ATM network costs of $56,000, or 8.6%.

For the three months ended December 31, 2024 and the three months ended September 30, 2024, the efficiency ratio was 80.6%. For the three months ended December 31, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 81.9% compared to 80.7% for the three months ended September 30, 2024. The increase in the adjusted efficiency ratio was driven by higher expenses during the three months ended December 31, 2024. See pages 20-22 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

Income tax expense for the three months ended December 31, 2024 was $1.1 million, with an effective tax rate of 24.6%, compared to $618,000, with an effective tax rate of 24.5%, for the three months ended September 30, 2024.

Net Income for the Three Months Ended December 31, 2024 Compared to the Three Months Ended December 31, 2023

The Company reported net income of $3.3 million, or $0.16 per diluted share, for the three months ended December 31, 2024, compared to net income of $2.5 million, or $0.12 per diluted share, for the three months ended December 31, 2023. Net interest income decreased $903,000, or 5.6%, provision for credit losses decreased $1.2 million, non-interest income increased $540,000, or 19.9%, and non-interest expense increased $141,000, or 1.0%, during the same period. Return on average assets and return on average equity were 0.49% and 5.48%, respectively, for the three months ended December 31, 2024, compared to 0.39% and 4.31%, respectively, for the three months ended December 31, 2023.

Net Interest Income and Net Interest Margin

Net interest income decreased $903,000, or 5.6%, to $15.3 million, for the three months ended December 31, 2024, from $16.2 million for the three months ended December 31, 2023. The decrease in net interest income was due to an increase in interest expense of $2.7 million, or 25.7%, partially offset by an increase in interest and dividend income of $1.8 million, or 6.8%. During the three months ended December 31, 2024 and the three months ended December 31, 2023, the Company had a fair value hedge which contributed $74,000 to interest income during the three months ended December 31, 2024, compared to $459,000 during the three months ended December 31, 2023. The fair value hedge matured in October of 2024. The increase in interest expense was a result of competitive pricing on deposits due to the continued high interest rate environment and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits.

The net interest margin was 2.41% for the three months ended December 31, 2024, compared to 2.64% for the three months ended December 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.43% for the three months ended December 31, 2024, compared to 2.66% for the three months ended December 31, 2023. The decrease in the net interest margin was primarily due to an increase in the average cost of interest-bearing liabilities and the unfavorable shift in the deposit mix from low cost core deposits to high cost time deposits, which was partially offset by an increase in the average yield on interest-earning assets. During the three months ended December 31, 2024, the Company had a fair value hedge which contributed to an increase in the net interest margin of one basis point, compared to an increase of eight basis points during the three months ended December 31, 2023. The fair value hedge matured in October of 2024.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, was 4.52% for the three months ended December 31, 2024, compared to 4.38% for the three months ended December 31, 2023. The average loan yield, without the impact of tax-equivalent adjustments, was 4.86% for the three months ended December 31, 2024, compared to 4.71% for the three months ended December 31, 2023. During the three months ended December 31, 2024, average interest-earning assets increased $89.9 million, or 3.7%, to $2.5 billion, primarily due to an increase in average loans of $45.7 million, or 2.3%, an increase in average short-term investments, consisting of cash and cash equivalents, of $34.0 million, or 79.3%, an increase in average securities of $6.4 million, or 1.8%, and an increase in average other investments of $3.8 million, or 31.4%.

The average cost of total funds, including non-interest bearing accounts and borrowings, increased 39 basis points from 1.81% for the three months ended December 31, 2023, to 2.20% for the three months ended December 31, 2024. The average cost of core deposits, which the Company defines as all deposits except time deposits, increased 22 basis points to 0.98% for the three months ended December 31, 2024, from 0.76% for the three months ended December 31, 2023. The average cost of time deposits increased 53 basis points from 3.78% for the three months ended December 31, 2023 to 4.31% for the three months ended December 31, 2024. The average cost of borrowings, including subordinated debt, increased 21 basis points from 4.83% for the three months ended December 31, 2023 to 5.04% for the three months ended December 31, 2024. Average demand deposits, an interest-free source of funds, decreased $9.6 million, or 1.6%, from $588.7 million, or 27.0% of total average deposits, for the three months ended December 31, 2023, to $579.2 million, or 25.6% of total average deposits, for the three months ended December 31, 2024.

Provision for (Reversal of) Credit Losses

During the three months ended December 31, 2024, the Company recorded a reversal of credit losses of $762,000, compared to a provision for credit losses of $486,000 during the three months ended December 31, 2023. The decrease was primarily due to a decrease in unfunded commercial real estate loan commitments, as well as changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

The Company recorded net recoveries of $128,000 for the three months ended December 31, 2024, as compared to net charge-offs of $136,000 for the three months ended December 31, 2023.

Non-Interest Income

Non-interest income increased $540,000, or 19.9%, from $2.7 million for the three months ended December 31, 2023, to $3.3 million for the three months ended December 31, 2024. Service charges and fees on deposits increased $18,000, or 0.8%, and income from BOLI increased $54,000, or 12.5%, from the three months ended December 31, 2023 to the three months ended December 31, 2024. During the three months ended December 31, 2024, the Company reported $187,000 in other income from loan-level swap fees on commercial loans and did not have comparable income during the three months ended December 31, 2023. During the three months ended December 31, 2024, the Company reported a loss of $11,000 from mortgage banking activities and did not have comparable loss during the three months ended December 31, 2023. During the three months ended December 31, 2024 and the three months ended December 31, 2023, the Company reported $9,000 and $1,000, respectively, in unrealized losses on marketable equity securities. During the three months ended December 31, 2024, the Company reported a gain on non-marketable equity investments of $300,000 and did not have comparable non-interest income during the three months ended December 31, 2023.

Non-Interest Expense

For the three months ended December 31, 2024, non-interest expense increased $141,000, or 1.0%, to $14.9 million from $14.8 million for the three months ended December 31, 2023. During the three months ended December 31, 2023, the Company reached an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation. Excluding the legal settlement accrual of $510,000 during the three months ended December 31, 2023, non-interest expense increased $651,000, or 4.6%, from $14.3 million for the three months ended December 31, 2023 to $14.9 million for the three months ended December 31, 2024.

Salaries and related benefits increased $690,000, or 8.9%, to $8.4 million, primarily related to incentive compensation accrual adjustments due to revised payout estimates and annual merit increases. Data processing expense increased $112,000, or 14.2%, occupancy expense increased $58,000, or 4.8%, FDIC insurance expense increased $51,000, or 15.1%, software related expenses increased $44,000, or 7.4%, debit card processing and ATM network costs increased $34,000, or 6.0%, and furniture and equipment related expenses increased $11,000, or 2.2%. These increases were partially offset by a decrease in professional fees of $203,000, or 30.1%, a decrease in advertising expense of $67,000, or 17.8%, and a decrease in other non-interest expense of $589,000, or 29.1%. Excluding the $510,000 legal settlement accrual, other non-interest expense decreased $79,000, or 5.2%.

For the three months ended December 31, 2024, the efficiency ratio was 80.6%, compared to 78.3% for the three months ended December 31, 2023. For the three months ended December 31, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 81.9% compared to 78.3% for the three months ended December 31, 2023. The increase in the efficiency ratio and the non-GAAP adjusted efficiency ratio was primarily driven by lower revenues during the three months ended December 31, 2024, compared to the three months ended December 31, 2023. See pages 20-22 for the related adjusted efficiency ratio calculation and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

For the three months ended December 31, 2024, income tax expense was $1.1 million, with an effective tax rate of 24.6%, compared to $1.1 million, with an effective tax rate of 30.6%, for the three months ended December 31, 2023. For the three months ended December 31, 2023, the effective tax rate was negatively impacted by discrete items totaling $285,000.

Net Income for the Twelve Months Ended December 31, 2024 Compared to the Twelve Months Ended December 31, 2023

For the twelve months ended December 31, 2024, the Company reported net income of $11.7 million, or $0.56 per diluted share, compared to $15.1 million, or $0.70 per diluted share, for the twelve months ended December 31, 2023. Net interest income decreased $8.1 million, or 11.9%, provision for credit losses decreased $1.5 million, non-interest income increased $2.0 million, or 18.4%, and non-interest expense increased $78,000, or 0.1%, during the same period in 2023. Return on average assets and return on average equity were 0.45% and 4.93% for the twelve months ended December 31, 2024, respectively, compared to 0.59% and 6.47% for the twelve months ended December 31, 2023, respectively.

Net Interest Income and Net Interest Margin

During the twelve months ended December 31, 2024, net interest income decreased $8.1 million, or 11.9%, to $59.8 million, compared to $67.9 million for the twelve months ended December 31, 2023. The decrease in net interest income was primarily due to an increase in interest expense of $16.8 million, or 50.6%, partially offset by an increase in interest and dividend income of $8.7 million, or 8.6%.

The net interest margin for the twelve months ended December 31, 2024 was 2.45%, compared to 2.82% for the twelve months ended December 31, 2023. The net interest margin, on a tax-equivalent basis, was 2.47% for the twelve months ended December 31, 2024, compared to 2.84% for the twelve months ended December 31, 2023.

The average yield on interest-earning assets, without the impact of tax-equivalent adjustments, increased 30 basis points from 4.20% for the twelve months ended December 31, 2023 to 4.50% for the twelve months ended December 31, 2024. The average yield on loans, without the impact of tax-equivalent adjustments, increased 32 basis points from 4.54% for the twelve months ended December 31, 2023 to 4.86% for the twelve months ended December 31, 2024. During the twelve months ended December 31, 2024, average interest-earning assets increased $33.5 million, or 1.4%, to $2.4 billion, compared to the twelve months ended December 31, 2023, primarily due to an increase in average loans of $29.0 million, or 1.4%, an increase in average short-term investments, consisting of cash and cash equivalents, of $12.8 million, or 62.5%, and an increase in average other investments of $2.2 million, or 18.1%, partially offset by a decrease in average securities of $10.6 million, or 2.9%.

During the twelve months ended December 31, 2024, the average cost of funds, including non-interest-bearing demand accounts and borrowings, increased 70 basis points from 1.44% for the twelve months ended December 31, 2023 to 2.14%. For the twelve months ended December 31, 2024, the average cost of core deposits, including non-interest-bearing demand deposits, increased 24 basis points from 0.65% for the twelve months ended December 31, 2023, to 0.89%. The average cost of time deposits increased 129 basis points from 3.03% for the twelve months ended December 31, 2023 to 4.32% for the twelve months ended December 31, 2024. The average cost of borrowings, which include borrowings and subordinated debt, increased 16 basis points from 4.84% for the twelve months ended December 31, 2023 to 5.00% for the twelve months ended December 31, 2024.

For the twelve months ended December 31, 2024, average demand deposits, an interest-free source of funds, decreased $41.4 million, or 6.9%, from $602.7 million, or 27.8% of total average deposits, for the twelve months ended December 31, 2023, to $561.3 million, or 25.8% of total average deposits.

Provision for (Reversal of) Credit Losses

During the twelve months ended December 31, 2024, the Company recorded a reversal of credit losses of $665,000, compared to a provision for credit losses of $872,000 during the twelve months ended December 31, 2023. The decrease in reserves was primarily due to changes in the economic environment and related adjustments to the quantitative components of the CECL methodology. During the twelve months ended December 31, 2024, the Company recorded net recoveries of $87,000, compared to net charge-offs of $2.0 million for the twelve months ended December 31, 2023. The charge-offs during the twelve months ended December 31, 2023 were related to one commercial relationship acquired in October 2016 from Chicopee Bancorp, Inc. Specifically, the Company recorded a $1.9 million charge-off on the acquired commercial relationship, which represented the non-accretable credit mark that was required to be grossed-up to the loan’s amortized cost basis with a corresponding increase to the allowance for credit losses under the CECL implementation.

The decrease in the provision for credit losses was primarily due to changes in the loan mix as well as economic environment and related adjustments to the quantitative components of the CECL methodology. The provision for credit losses was determined by a number of factors: the continued strong credit performance of the Company’s loan portfolio, changes in the loan portfolio mix and Management’s consideration of existing economic conditions and the economic outlook from the Federal Reserve’s actions to control inflation. Management continues to monitor macroeconomic variables related to increasing interest rates, inflation and the concerns of an economic downturn, and believes it is appropriately reserved for the current economic environment.

Non-Interest Income

For the twelve months ended December 31, 2024, non-interest income increased $2.0 million, or 18.4%, from $10.9 million for the twelve months ended December 31, 2023 to $12.9 million. During the twelve months ended December 31, 2023, the Company recorded a non-recurring final termination expense of $1.1 million related to the defined benefit pension plan termination. During the twelve months ended, December 31, 2023, the Company also recorded a non-taxable gain of $778,000 on BOLI death benefits and did not have a comparable gain during the twelve months ended December 31, 2024. Excluding the defined benefit pension plan termination expense and the BOLI death benefit, non-interest income increased $1.6 million, or 14.6%.

During the twelve months ended December 31, 2024, service charges and fees increased $346,000, or 3.9%, and income from BOLI increased $91,000, or 5.0%, from $1.8 million for the twelve months ended December 31, 2023 to $1.9 million. During the twelve months ended December 31, 2024, the Company recorded other income from loan-level swap fees on commercial loans of $261,000 and did not have comparable income during the twelve months ended December 31, 2023. During the twelve months ended December 31, 2024, the Company reported a gain of $1.3 million on non-marketable equity investments, compared to a gain of $590,000 during the twelve months ended December 31, 2023. During the twelve months ended December 31, 2024, the Company reported a loss on the disposal of premises and equipment of $6,000, compared to a loss of $3,000 during the twelve months ended December 31, 2023. During the twelve months ended December 31, 2023, the Company also reported unrealized losses on marketable equity securities of $1,000, compared to unrealized gains on marketable equity securities of $13,000 during the twelve months ended December 31, 2024.

Non-Interest Expense

For the twelve months ended December 31, 2024, non-interest expense increased $78,000, or 0.1%, to $58.4 million from the twelve months ended December 31, 2023. During the twelve months ended December 31, 2023, the Company reached an agreement-in-principle to settle purported class action lawsuits concerning the Company’s deposit products and related disclosures, specifically involving overdraft fees and insufficient funds fees. This agreement-in-principle reflects our business decision to avoid the costs, uncertainties and distractions of further litigation. Excluding the legal settlement accrual of $510,000, non-interest expense increased $588,000, or 1.0%, from $57.8 million for the twelve months ended December 31, 2023 to $58.4 million for the twelve months ended December 31, 2024.

During the same period, salaries and related benefits increased $472,000, or 1.5%, software expenses increased $208,000, or 9.0%, data processing expense increased $320,000, or 10.1%, debit card processing and ATM network costs increased $298,000, or 13.9%, occupancy expense increased $146,000, or 3.0%, due to higher repair and maintenance costs, real estate taxes, and depreciation expense. FDIC insurance expense increased $139,000, or 10.5%. These increases were partially offset by a decrease in professional fees of $571,000, or 20.9%, which is comprised of legal fees, audit and other professional fees. During the three months ended December 31, 2023, professional fees included legal fees related to the settlement of the purported class action lawsuits. Advertising expense decreased $226,000, or 15.1%, and other non-interest expense, excluding the $510,000 legal settlement accrual, decreased $199,000, or 3.5%.

For the twelve months ended December 31, 2024, the efficiency ratio was 80.4%, compared to 74.0% for the twelve months ended December 31, 2023. For the twelve months ended December 31, 2024, the adjusted efficiency ratio, a non-GAAP financial measure, was 81.8%, compared to 74.3% for the twelve months ended December 31, 2023. See pages 20-22 for the related efficiency ratio calculations and a reconciliation of GAAP to non-GAAP financial measures.

Income Tax Provision

For the twelve months ended December 31, 2024, income tax expense was $3.3 million, with an effective tax rate of 22.0%, compared to $4.5 million, with an effective tax rate of 23.1%, for twelve months ended December 31, 2023. The decrease in income tax expense for the twelve months ended December 31, 2024 compared to the twelve months December 31, 2023 was due to lower income before taxes in 2024.

Balance Sheet

At December 31, 2024, total assets were $2.7 billion, an increase of $88.5 million, or 3.5%, from December 31, 2023. The increase in total assets was primarily due to an increase in total loans of $42.9 million, or 2.1%, an increase in cash and cash equivalents of $37.6 million, or 130.4%, and an increase in investment securities of $5.5 million, or 1.5%.

Investments

At December 31, 2024, the investment securities portfolio totaled $366.1 million, or 13.8% of total assets, compared to $360.7 million, or 14.1% of total assets, at December 31, 2023. At December 31, 2024, the Company’s available-for-sale securities portfolio, recorded at fair market value, increased $23.6 million, or 17.2%, from $137.1 million at December 31, 2023 to $160.7 million. The held-to-maturity securities portfolio, recorded at amortized cost, decreased $18.4 million, or 8.2%, from $223.4 million at December 31, 2023 to $205.0 million at December 31, 2024.

At December 31, 2024, the Company reported unrealized losses on the available-for-sale securities portfolio of $31.2 million, or 16.2% of the amortized cost basis of the available-for-sale securities portfolio, compared to unrealized losses of $29.2 million, or 17.5% of the amortized cost basis of the available-for-sale securities at December 31, 2023. At December 31, 2024, the Company reported unrealized losses on the held-to-maturity securities portfolio of $39.4 million, or 19.2% of the amortized cost basis of the held-to-maturity securities portfolio, compared to $35.7 million, or 16.0% of the amortized cost basis of the held-to-maturity securities portfolio at December 31, 2023.

The securities in which the Company may invest are limited by regulation. Federally chartered savings banks have authority to invest in various types of assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, mortgage-backed securities, certain certificates of deposit of insured financial institutions, repurchase agreements, overnight and short-term loans to other banks, corporate debt instruments and marketable equity securities. The securities, with the exception of $4.6 million in corporate bonds, are issued by the United States government or government-sponsored enterprises and are therefore either explicitly or implicitly guaranteed as to the timely payment of contractual principal and interest. These positions are deemed to have no credit impairment, therefore, the disclosed unrealized losses with the securities portfolio relate primarily to changes in prevailing interest rates. In all cases, price improvement in future periods will be realized as the issuances approach maturity.

Management regularly reviews the portfolio for securities in an unrealized loss position. At December 31, 2024 and December 31, 2023, the Company did not record any credit impairment charges on its securities portfolio and attributed the unrealized losses primarily due to fluctuations in general interest rates or changes in expected prepayments and not due to credit quality. The primary objective of the Company’s investment portfolio is to provide liquidity and to secure municipal deposit accounts while preserving the safety of principal. The available-for-sale and held-to-maturity portfolios are both eligible for pledging to the Federal Home Loan Bank (“FHLB”) as collateral for borrowings. The portfolios are comprised of high-credit quality investments and both portfolios generated cash flows monthly from interest, principal amortization and payoffs, which support’s the Bank's objective to provide liquidity.

Total Loans

Total loans increased $42.9 million, or 2.1%, from December 31, 2023, to $2.1 billion at December 31, 2024. The increase in total loans was due to an increase in residential real estate loans, including home equity loans, of $53.5 million, or 7.4%, partially offset by a decrease in commercial real estate loans of $4.0 million, or 0.4%, a decrease in commercial and industrial loans of $5.7 million, or 2.7% and a decrease in consumer loans of $1.1 million, or 19.8%. During the twelve months ended December 31, 2024, the Company sold $20.1 million in fixed rate residential loans to the secondary market with servicing retained.

The following table presents the summary of the loan portfolio by the major classification of the loan at the periods indicated:

	December 31, 2024	December 31, 2023
	(Dollars in thousands)
Commercial real estate loans:
Non-owner occupied	$880,828	$881,643
Owner-occupied	194,904	198,108
Total commercial real estate loans	1,075,732	1,079,751

Residential real estate loans:
Residential	653,802	612,315
Home equity	121,857	109,839
Total residential real estate loans	775,659	722,154

Commercial and industrial loans	211,656	217,447

Consumer loans	4,391	5,472
Total gross loans	2,067,438	2,024,824
Unamortized premiums and net deferred loans fees and costs	2,751	2,493
Total loans	$2,070,189	$2,027,317

Credit Quality

Management continues to closely monitor the loan portfolio for any signs of deterioration in borrowers’ financial condition and also in light of speculation that commercial real estate values may deteriorate as the market continues to adjust to higher vacancies and interest rates. We continue to proactively take steps to mitigate risk in our loan portfolio.

Total delinquency was $5.0 million, or 0.24% of total loans, at December 31, 2024, compared to $6.0 million, or 0.30% of total loans at December 31, 2023. At December 31, 2024, nonperforming loans totaled $5.4 million, or 0.26% of total loans, compared to $6.4 million, or 0.32% of total loans, at December 31, 2023. At December 31, 2024 and December 31, 2023, there were no loans 90 or more days past due and still accruing interest. Total nonperforming assets totaled $5.4 million, or 0.20% of total assets, at December 31, 2024, compared to $6.4 million, or 0.25% of total assets, at December 31, 2023. At December 31, 2024 and December 31, 2023, the Company did not have any other real estate owned. At December 31, 2024, the allowance for credit losses was $19.5 million, or 0.94% of total loans and 362.9% of nonperforming loans, compared to $20.3 million, or 1.00% of total loans and 315.6% of nonperforming loans, at December 31, 2023. Total classified loans, defined as special mention and substandard loans, decreased $1.1 million, or 2.8%, from $39.5 million, or 1.9% of total loans, at December 31, 2023 to $38.4 million, or 1.9% of total loans, at December 31, 2024. Our commercial real estate portfolio is comprised of diversified property types and primarily within our geographic footprint. At December 31, 2024, the commercial real estate portfolio totaled $1.1 billion, and represented 52.0% of total loans. Of the $1.1 billion, $880.8 million, or 81.9%, was categorized as non-owner occupied commercial real estate and represented 325.2% of the Bank’s total risk-based capital. More details on the diversification of the loan portfolio are available in the supplementary earnings presentation.

Deposits

Total deposits increased $118.9 million, or 5.6%, from $2.1 billion at December 31, 2023 to $2.3 billion at December 31, 2024. Core deposits, which the Company defines as all deposits except time deposits, increased $26.7 million, or 1.7%, from $1.5 billion, or 71.5% of total deposits, at December 31, 2023, to $1.6 billion, or 68.9% of total deposits, at December 31, 2024. Non-interest-bearing deposits decreased $14.0 million, or 2.4%, to $565.6 million, and represent 25.0% of total deposits, money market accounts increased $27.1 million, or 4.3%, to $661.5 million, savings accounts decreased $5.8 million, or 3.1%, to $181.6 million and interest-bearing checking accounts increased $19.3 million, or 14.7%, to $150.3 million.

Time deposits increased $92.2 million, or 15.1%, from $611.4 million at December 31, 2023 to $703.6 million at December 31, 2024. Brokered time deposits, which are included in time deposits, totaled $1.7 million at December 31, 2024 and at December 31, 2023. The Company has experienced growth and movement in both money market accounts and time deposits as a result of relationship pricing, the current interest rate environment, and customer behaviors, as opposed to time deposit specials or interest rate adjustments. We continue our disciplined and focused approach to core relationship management and customer outreach to meet funding requirements and liquidity needs, with an emphasis on retaining a long-term customer relationship base by competing for and retaining deposits in our local market. At December 31, 2024, the Bank’s uninsured deposits represented 28.4% of total deposits, compared to 26.8% at December 31, 2023.

The table below is a summary of our deposit balances for the periods noted:

	December 31, 2024	September 30, 2024	December 31, 2023
	(Dollars in thousands)
Core Deposits:
Demand accounts	$565,620	$568,685	$579,595
Interest-bearing accounts	150,348	140,332	131,031
Savings accounts	181,618	179,214	187,405
Money market accounts	661,478	635,824	634,361
Total Core Deposits	$1,559,064	$1,524,055	$1,532,392
Time Deposits:	703,583	700,151	611,352
Total Deposits:	$2,262,647	$2,224,206	$2,143,744

FHLB and Subordinated Debt

At December 31, 2024, total borrowings decreased $33.4 million, or 21.3%, from $156.5 million at December 31, 2023 to $123.1 million. At December 31, 2024, short-term borrowings decreased $10.7 million, or 66.5%, to $5.4 million, compared to $16.1 million at December 31, 2023. Long-term borrowings decreased $22.6 million, or 18.8%, from $120.6 million at December 31, 2023 to $98.0 million at December 31, 2024. At December 31, 2024 and December 31, 2023, borrowings also consisted of $19.8 million and $19.7 million, respectively, in fixed-to-floating rate subordinated notes.

The Company utilized the Bank Term Funding Program (“BTFP”), which was created in March 2023 to enhance banking system liquidity by allowing institutions to pledge certain securities at par value and borrow at a rate of ten basis points over the one-year overnight index swap rate. The BTFP was available to federally insured depository institutions in the U.S., with advances having a term of up to one year with no prepayment penalties. The BTFP ceased extending new advances in March 2024. At December 31, 2023, the Company’s outstanding balance under the BTFP was $90.0 million. There was no outstanding balance under the BTFP at December 31, 2024.

As of December 31, 2024, the Company had $461.6 million of additional borrowing capacity at the Federal Home Loan Bank, $382.9 million of additional borrowing capacity under the Federal Reserve Bank Discount Window and $25.0 million of other unsecured lines of credit with correspondent banks.

Capital

At December 31, 2024, shareholders’ equity was $235.9 million, or 8.9% of total assets, compared to $237.4 million, or 9.3% of total assets, at December 31, 2023. The change was primarily attributable to an increase in accumulated other comprehensive loss of $1.5 million, cash dividends paid of $5.9 million, repurchase of shares at a cost of $7.8 million, partially offset by net income of $11.7 million. At December 31, 2024, total shares outstanding were 20,875,713. The Company’s regulatory capital ratios continue to be strong and in excess of regulatory minimum requirements to be considered well-capitalized as defined by regulators and internal Company targets.

	December 31, 2024		December 31, 2023
	Company	Bank	Company	Bank
Total Capital (to Risk Weighted Assets)	14.38%	13.65%	14.67%	13.94%
Tier 1 Capital (to Risk Weighted Assets)	12.37%	12.64%	12.59%	12.88%
Common Equity Tier 1 Capital (to Risk Weighted Assets)	12.37%	12.64%	12.59%	12.88%
Tier 1 Leverage Ratio (to Adjusted Average Assets)	9.14%	9.34%	9.40%	9.62%

Dividends

Although the Company has historically paid quarterly dividends on its common stock and currently intends to continue to pay such dividends, the Company’s ability to pay such dividends depends on a number of factors, including restrictions under federal laws and regulations on the Company’s ability to pay dividends, and as a result, there can be no assurance that dividends will continue to be paid in the future.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut. To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Company’s financial condition, liquidity, results of operations, future performance, and business. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include, but are not limited to:

●	unpredictable changes in general economic or political conditions, financial markets, fiscal, monetary and regulatory policies, including actual or potential stress in the banking industry;
●	the duration and scope of potential pandemics, including the emergence of new variants and the response thereto;
●	unstable political and economic conditions which could materially impact credit quality trends and the ability to generate loans and gather deposits;
●	inflation and governmental responses to inflation, including recent sustained increases and potential future increases in interest rates that reduce margins;
●	the effect on our operations of governmental legislation and regulation, including changes in accounting regulation or standards, the nature and timing of the adoption and effectiveness of new requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Basel guidelines, capital requirements and other applicable laws and regulations;
●	significant changes in accounting, tax or regulatory practices or requirements;
●	new legal obligations or liabilities or unfavorable resolutions of litigation;
●	disruptive technologies in payment systems and other services traditionally provided by banks;
●	the highly competitive industry and market area in which we operate;
●	operational risks or risk management failures by us or critical third parties, including without limitation with respect to data processing, information systems, cybersecurity, technological changes, vendor issues, business interruption, and fraud risks;
●	failure or circumvention of our internal controls or procedures;
●	changes in the securities markets which affect investment management revenues;
●	increases in Federal Deposit Insurance Corporation deposit insurance premiums and assessments;
●	the soundness of other financial services institutions which may adversely affect our credit risk;
●	certain of our intangible assets may become impaired in the future;
●	new lines of business or new products and services, which may subject us to additional risks;
●	changes in key management personnel which may adversely impact our operations;
●	severe weather, natural disasters, acts of war or terrorism and other external events which could significantly impact our business; and
●	other risk factors detailed from time to time in our SEC filings.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended					Twelve Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,
	2024	2024	2024	2024	2023	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans	$25,183	$25,134	$24,340	$24,241	$23,939	$98,898	$91,169
Securities	2,273	2,121	2,141	2,114	2,094	8,649	8,370
Other investments	214	189	148	136	140	687	558
Short-term investments	916	396	173	113	597	1,598	1,021
Total interest and dividend income	28,586	27,840	26,802	26,604	26,770	109,832	101,118

INTEREST EXPENSE:
Deposits	11,443	11,165	10,335	9,293	8,773	42,236	26,649
Short-term borrowings	60	71	186	283	123	600	1,589
Long-term debt	1,557	1,622	1,557	1,428	1,444	6,164	3,957
Subordinated debt	253	254	254	254	254	1,015	1,014
Total interest expense	13,313	13,112	12,332	11,258	10,594	50,015	33,209

Net interest and dividend income	15,273	14,728	14,470	15,346	16,176	59,817	67,909

(REVERSAL OF) PROVISION FOR CREDIT LOSSES	(762)	941	(294)	(550)	486	(665)	872

Net interest and dividend income after (reversal of) provision for credit losses	16,035	13,787	14,764	15,896	15,690	60,482	67,037

NON-INTEREST INCOME:
Service charges and fees on deposits	2,301	2,341	2,341	2,219	2,283	9,202	8,856
Income from bank-owned life insurance	486	470	502	453	432	1,911	1,820
Unrealized (loss) gain on marketable equity securities	(9)	10	4	8	(1)	13	(1)
(Loss) gain on sale of mortgages	(11)	246	—	—	—	235	—
Gain on non-marketable equity investments	300	—	987	—	—	1,287	590
Loss on disposal of premises and equipment	—	—	—	(6)	—	(6)	(3)
Loss on defined benefit plan termination	—	—	—	—	—	—	(1,143)
Gain on bank-owned life insurance death benefit	—	—	—	—	—	—	778
Other income	187	74	—	—	—	261	—
Total non-interest income	3,254	3,141	3,834	2,674	2,714	12,903	10,897

NON-INTEREST EXPENSE:
Salaries and employees benefits	8,429	8,112	7,901	8,244	7,739	32,686	32,214
Occupancy	1,256	1,217	1,218	1,363	1,198	5,054	4,908
Furniture and equipment	505	483	483	484	494	1,955	1,954
Data processing	900	869	846	862	788	3,477	3,157
Software	642	612	566	699	598	2,519	2,311
Debit/ATM card processing expense	593	649	643	552	559	2,437	2,139
Professional fees	471	540	581	569	674	2,161	2,732
FDIC insurance	389	338	323	410	338	1,460	1,321
Advertising	310	271	339	349	377	1,269	1,495
Other	1,431	1,315	1,414	1,250	2,020	5,410	6,119
Total non-interest expense	14,926	14,406	14,314	14,782	14,785	58,428	58,350

INCOME BEFORE INCOME TAXES	4,363	2,522	4,284	3,788	3,619	14,957	19,584

INCOME TAX PROVISION	1,075	618	771	827	1,108	3,291	4,516
NET INCOME	$3,288	$1,904	$3,513	$2,961	$2,511	$11,666	$15,068

Basic earnings per share	$0.16	$0.09	$0.17	$0.14	$0.12	$0.56	$0.70
Weighted average shares outstanding	20,561,749	20,804,162	21,056,173	21,180,968	21,253,452	20,899,573	21,535,888
Diluted earnings per share	$0.16	$0.09	$0.17	$0.14	$0.12	$0.56	$0.70
Weighted average diluted shares outstanding	20,701,276	20,933,833	21,163,762	21,271,323	21,400,664	21,016,358	21,610,329

Other Data:
Return on average assets (1)	0.49%	0.29%	0.55%	0.47%	0.39%	0.45%	0.59%
Return on average equity (1)	5.48%	3.19%	6.03%	5.04%	4.31%	4.93%	6.47%
Efficiency ratio	80.56%	80.62%	78.20%	82.03%	78.27%	80.35%	74.04%
Adjusted efficiency ratio (2)	81.85%	80.67%	82.68%	82.04%	78.26%	81.80%	74.25%
Net interest margin	2.41%	2.40%	2.42%	2.57%	2.64%	2.45%	2.82%
Net interest margin, on a fully tax-equivalent basis	2.43%	2.42%	2.44%	2.59%	2.66%	2.47%	2.84%

(1)	Annualized.
(2)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, loss on defined benefit plan termination and gain on bank-owned life insurance death benefit.

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Cash and cash equivalents	$66,450	$72,802	$53,458	$22,613	$28,840
Securities available-for-sale, at fair value	160,704	155,889	135,089	138,362	137,115
Securities held to maturity, at amortized cost	205,036	213,266	217,632	221,242	223,370
Marketable equity securities, at fair value	397	252	233	222	196
Federal Home Loan Bank of Boston and other restricted stock - at cost	5,818	7,143	7,143	3,105	3,707

Loans	2,070,189	2,049,002	2,026,226	2,025,566	2,027,317
Allowance for credit losses	(19,529)	(19,955)	(19,444)	(19,884)	(20,267)
Net loans	2,050,660	2,029,047	2,006,782	2,005,682	2,007,050

Bank-owned life insurance	77,056	76,570	76,100	75,598	75,145
Goodwill	12,487	12,487	12,487	12,487	12,487
Core deposit intangible	1,438	1,531	1,625	1,719	1,813
Other assets	73,044	71,492	75,521	76,206	74,848
TOTAL ASSETS	$2,653,090	$2,640,479	$2,586,070	$2,557,236	$2,564,571

Total deposits	$2,262,647	$2,224,206	$2,171,809	$2,143,747	$2,143,744
Short-term borrowings	5,390	4,390	6,570	11,470	16,100
Long-term debt	98,000	128,277	128,277	120,646	120,646
Subordinated debt	19,751	19,741	19,731	19,722	19,712
Securities pending settlement	8,622	2,513	102	—	—
Other liabilities	22,770	20,697	23,104	25,855	26,960
TOTAL LIABILITIES	2,417,180	2,399,824	2,349,593	2,321,440	2,327,162

TOTAL SHAREHOLDERS’ EQUITY	235,910	240,655	236,477	235,796	237,409
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,653,090	$2,640,479	$2,586,070	$2,557,236	$2,564,571

WESTERN NEW ENGLAND BANCORP, INC. AND SUBSIDIARIES

Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Shares outstanding at end of period	20,875,713	21,113,408	21,357,849	21,627,690	21,666,807

Operating results:
Net interest income	$15,273	$14,728	$14,470	$15,346	$16,176
(Reversal of) provision for credit losses	(762)	941	(294)	(550)	486
Non-interest income	3,254	3,141	3,834	2,674	2,714
Non-interest expense	14,926	14,406	14,314	14,782	14,785
Income before income provision for income taxes	4,363	2,522	4,284	3,788	3,619
Income tax provision	1,075	618	771	827	1,108
Net income	3,288	1,904	3,513	2,961	2,511

Performance Ratios:
Net interest margin	2.41%	2.40%	2.42%	2.57%	2.64%
Net interest margin, on a fully tax-equivalent basis	2.43%	2.42%	2.44%	2.59%	2.66%
Interest rate spread	1.63%	1.60%	1.66%	1.85%	1.96%
Interest rate spread, on a fully tax-equivalent basis	1.65%	1.62%	1.67%	1.86%	1.98%
Return on average assets	0.49%	0.29%	0.55%	0.47%	0.39%
Return on average equity	5.48%	3.19%	6.03%	5.04%	4.31%
Efficiency ratio (GAAP)	80.56%	80.62%	78.20%	82.03%	78.27%
Adjusted efficiency ratio (non-GAAP) (1)	81.85%	80.67%	82.68%	82.04%	78.26%

Per Common Share Data:
Basic earnings per share	$0.16	$0.09	$0.17	$0.14	$0.12
Earnings per diluted share	0.16	0.09	0.17	0.14	0.12
Cash dividend declared	0.07	0.07	0.07	0.07	0.07
Book value per share	11.30	11.40	11.07	10.90	10.96
Tangible book value per share (non-GAAP) (2)	10.63	10.73	10.41	10.25	10.30

Asset Quality:
30-89 day delinquent loans	$3,694	$3,059	$3,270	$3,000	$4,605
90 days or more delinquent loans	1,301	1,253	2,280	1,716	1,394
Total delinquent loans	4,995	4,312	5,550	4,716	5,999
Total delinquent loans as a percentage of total loans	0.24%	0.21%	0.27%	0.23%	0.30%
Nonperforming loans	$5,381	$4,873	$5,845	$5,837	$6,421
Nonperforming loans as a percentage of total loans	0.26%	0.24%	0.29%	0.29%	0.32%
Nonperforming assets as a percentage of total assets	0.20%	0.18%	0.23%	0.23%	0.25%
Allowance for credit losses as a percentage of nonperforming loans	362.93%	409.50%	332.66%	340.65%	315.64%
Allowance for credit losses as a percentage of total loans	0.94%	0.97%	0.96%	0.98%	1.00%
Net loan (recoveries) charge-offs	$(128)	$98	$10	$(67)	$136
Net loan (recoveries) charge-offs as a percentage of average loans	(0.01)%	0.00%	0.00%	0.00%	0.01%

(1)	The adjusted efficiency ratio (non-GAAP) represents the ratio of operating expenses divided by the sum of net interest and dividend income and non-interest income, excluding realized and unrealized gains and losses on securities, gain on non-marketable equity investments, loss on disposal of premises and equipment, loss on defined benefit plan termination and gain on bank-owned life insurance death benefit.
(2)	Tangible book value per share (non-GAAP) represents the value of the Company’s tangible assets divided by its current outstanding shares.

The following table sets forth the information relating to our average balances and net interest income for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023 and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	December 31, 2024			September 30, 2024			December 31, 2023
	Average		Average Yield/	Average		Average Yield/	Average		Average Yield/
	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)	Balance	Interest	Cost(8)
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,062,822	$25,311	4.88%	$2,038,593	$25,253	4.93%	$2,017,089	$24,052	4.73%
Securities(2)	361,476	2,273	2.50	354,696	2,121	2.38	355,078	2,094	2.34
Other investments	15,924	214	5.35	15,904	189	4.73	12,119	140	4.58
Short-term investments(3)	76,795	916	4.75	32,043	396	4.92	42,826	597	5.53
Total interest-earning assets	2,517,017	28,714	4.54	2,441,236	27,959	4.56	2,427,112	26,883	4.39
Total non-interest-earning assets	155,538			153,585			158,435
Total assets	$2,672,555			$2,594,821			$2,585,547

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$149,231	264	0.70	$131,133	271	0.82	$139,894	260	0.74
Savings accounts	179,122	38	0.08	179,844	38	0.08	187,047	39	0.08
Money market accounts	654,965	3,553	2.16	621,340	3,172	2.03	657,407	2,716	1.64
Time deposit accounts	700,324	7,588	4.31	688,797	7,684	4.44	603,860	5,758	3.78
Total interest-bearing deposits	1,683,642	11,443	2.70	1,621,114	11,165	2.74	1,588,208	8,773	2.19
Borrowings	147,748	1,870	5.04	153,317	1,947	5.05	149,585	1,821	4.83
Interest-bearing liabilities	1,831,390	13,313	2.89	1,774,431	13,112	2.94	1,737,793	10,594	2.42
Non-interest-bearing deposits	579,168			559,224			588,748
Other non-interest-bearing liabilities	23,380			23,466			27,847
Total non-interest-bearing liabilities	602,548			582,690			616,595
Total liabilities	2,433,938			2,357,121			2,354,388
Total equity	238,617			237,700			231,159
Total liabilities and equity	$2,672,555			$2,594,821			$2,585,547
Less: Tax-equivalent adjustment(2)		(128)			(119)			(113)
Net interest and dividend income		$15,273			$14,728			$16,176
Net interest rate spread(4)			1.63%			1.60%			1.96%
Net interest rate spread, on a tax-equivalent basis(5)			1.65%			1.62%			1.98%
Net interest margin(6)			2.41%			2.40%			2.64%
Net interest margin, on a tax-equivalent basis(7)			2.43%			2.42%			2.66%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.44%			137.58%			139.67%

The following tables set forth the information relating to our average balances and net interest income for the twelve months ended December 31, 2024 and 2023 and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Twelve Months Ended December 31,
	2024			2023
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$2,035,149	$99,369	4.88%	$2,006,166	$91,640	4.57%
Securities(2)	357,631	8,649	2.42	368,201	8,371	2.27
Other investments	14,669	687	4.68	12,425	558	4.49
Short-term investments(3)	33,254	1,598	4.81	20,459	1,021	4.99
Total interest-earning assets	2,440,703	110,303	4.52	2,407,251	101,590	4.22
Total non-interest-earning assets	155,056			155,511
Total assets	$2,595,759			$2,562,762

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing checking accounts	$136,861	1,022	0.75%	$142,005	1,041	0.73%
Savings accounts	182,678	166	0.09	202,354	181	0.09
Money market accounts	631,197	12,242	1.94	697,621	9,529	1.37
Time deposit accounts	666,917	28,806	4.32	524,827	15,898	3.03
Total interest-bearing deposits	1,617,653	42,236	2.61	1,566,807	26,649	1.70
Short-term borrowings and long-term debt	155,560	7,779	5.00	135,532	6,560	4.84
Total interest-bearing liabilities	1,773,213	50,015	2.82	1,702,339	33,209	1.95
Non-interest-bearing deposits	561,264			602,652
Other non-interest-bearing liabilities	24,541			24,885
Total non-interest-bearing liabilities	585,805			627,537

Total liabilities	2,359,018			2,329,876
Total equity	236,741			232,886
Total liabilities and equity	$2,595,759			$2,562,762
Less: Tax-equivalent adjustment (2)		(471)			(472)
Net interest and dividend income		$59,817			$67,909
Net interest rate spread (4)			1.68%			2.25%
Net interest rate spread, on a tax-equivalent basis (5)			1.70%			2.27%
Net interest margin (6)			2.45%			2.82%
Net interest margin, on a tax-equivalent basis (7)			2.47%			2.84%
Ratio of average interest-earning assets to average interest-bearing liabilities			137.64%			141.41%

(1)	Loans, including nonaccrual loans, are net of deferred loan origination costs and unadvanced funds.
(2)	Loan and securities income are presented on a tax-equivalent basis using a tax rate of 21%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the consolidated statements of net income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest rate spread, on a tax-equivalent basis, represents the difference between the tax-equivalent weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest and dividend income as a percentage of average interest-earning assets.

(7)	Net interest margin, on a tax-equivalent basis, represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

(8)	Annualized.

Reconciliation of Non-GAAP to GAAP Financial Measures

The Company believes that certain non-GAAP financial measures provide information to investors that is useful in understanding its results of operations and financial condition.  Because not all companies use the same calculation, this presentation may not be comparable to other similarly titled measures calculated by other companies.  A reconciliation of these non-GAAP financial measures is provided below.

	For the quarter ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
	(Dollars in thousands)

Loan interest (no tax adjustment)	$25,183	$25,134	$24,340	$24,241	$23,939
Tax-equivalent adjustment	128	119	114	110	113
Loan interest (tax-equivalent basis)	$25,311	$25,253	$24,454	$24,351	$24,052

Net interest income (no tax adjustment)	$15,273	$14,728	$14,470	$15,346	$16,176
Tax equivalent adjustment	128	119	114	110	113
Net interest income (tax-equivalent basis)	$15,401	$14,847	$14,584	$15,456	$16,289

Net interest income (no tax adjustment)	$15,273	$14,728	$14,470	$15,346	$16,176
Less:
Fair value hedge interest income	74	434	447	443	459
Adjusted net interest income (non-GAAP)	$15,199	$14,294	$14,023	$14,903	$15,717

Average interest-earning assets	$2,517,017	$2,441,236	$2,400,633	$2,403,086	$2,427,112
Net interest margin (no tax adjustment)	2.41%	2.40%	2.42%	2.57%	2.64%
Net interest margin, tax-equivalent	2.43%	2.42%	2.44%	2.59%	2.66%
Adjusted net interest margin, excluding fair value hedge interest income (non-GAAP)	2.40%	2.33%	2.35%	2.50%	2.57%

Book Value per Share (GAAP)	$11.30	$11.40	$11.07	$10.90	$10.96
Non-GAAP adjustments:
Goodwill	(0.60)	(0.59)	(0.58)	(0.58)	(0.58)
Core deposit intangible	(0.07)	(0.08)	(0.08)	(0.07)	(0.08)
Tangible Book Value per Share (non-GAAP)	$10.63	$10.73	$10.41	$10.25	$10.30

	For the quarter ended
	12/31/2024	9/30/2024	6/30/2024	3/31/2024	12/31/2023
	(Dollars in thousands)

Efficiency Ratio:
Non-interest Expense (GAAP)	$14,926	$14,406	$14,314	$14,782	$14,785

Net Interest Income (GAAP)	$15,273	$14,728	$14,470	$15,346	$16,176

Non-interest Income (GAAP)	$3,254	$3,141	$3,834	$2,674	$2,714
Non-GAAP adjustments:
Unrealized losses (gains) on marketable equity securities	9	(10)	(4)	(8)	1
Gain on non-marketable equity investments	(300)	—	(987)	—	—
Loss on disposal of premises and equipment	—	—	—	6	—
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$2,963	$3,131	$2,843	$2,672	$2,715

Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$18,236	$17,859	$17,313	$18,018	$18,891

Efficiency Ratio (GAAP)	80.56%	80.62%	78.20%	82.03%	78.27%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	81.85%	80.67%	82.68%	82.04%	78.26%

	For the twelve months ended
	12/31/2024	12/31/2023
	(Dollars in thousands)

Loan income (no tax adjustment)	$98,898	$91,169
Tax-equivalent adjustment	471	472
Loan income (tax-equivalent basis)	$99,369	$91,641

Net interest income (no tax adjustment)	$59,817	$67,909
Tax equivalent adjustment	471	472

Net interest income (tax-equivalent basis)	$60,288	$68,381

Net interest income (no tax adjustment)	$59,817	$67,909
Less:
Fair value hedge interest income	1,398	1,085
Adjusted net interest income (non-GAAP)	$58,419	$66,824

Average interest-earning assets	$2,440,703	$2,407,251
Net interest margin (no tax adjustment)	2.45%	2.82%
Net interest margin, tax-equivalent	2.47%	2.84%
Adjusted net interest margin, excluding fair value hedge interest income (non-GAAP)	2.39%	2.77%

Adjusted Efficiency Ratio:
Non-interest Expense (GAAP)	$58,428	$58,350

Net Interest Income (GAAP)	$59,817	$67,909

Non-interest Income (GAAP)	$12,903	$10,897
Non-GAAP adjustments:
Unrealized gains on marketable equity securities	(13)	1
Loss on disposal of premises and equipment, net	6	3
Gain on bank-owned life insurance	—	(778)
Gain on non-marketable equity investments	(1,287)	(590)
Loss on defined benefit plan curtailment	—	1,143
Non-interest Income for Adjusted Efficiency Ratio (non-GAAP)	$11,609	$10,676
Total Revenue for Adjusted Efficiency Ratio (non-GAAP)	$71,426	$78,585

Efficiency Ratio (GAAP)	80.35%	74.04%

Adjusted Efficiency Ratio (Non-interest Expense (GAAP)/Total Revenue for Adjusted Efficiency Ratio (non-GAAP))	81.80%	74.25%